Exhibit T3B-2

OPERATING AGREEMENT

OF

AUSTELL HOLDING COMPANY, LLC

THIS AGREEMENT is entered into as of the 14th day of December, 2000, by and between Caraustar Industries, Inc., a North Carolina corporation (“Caraustar”), Austell Holding Company, LLC, a Georgia limited liability company (the “Company”), and Patrick S. Bryant, a resident of Mecklenburg County, North Carolina (the “Organizer”).

Background Statement

The Company was organized as a limited liability company under Georgia law on December 14, 2000. The parties hereto execute this Agreement to acknowledge that Caraustar owns 100% of the membership interests in the Company and has complete control of the affairs of the Company.

Agreement

NOW, THEREFORE, for valuable consideration, the parties hereto hereby agree as follows:

1. Caraustar is the sole member of the Company and owns all membership interests in and all rights with respect to the Company.

2. As the Company’s sole member, Caraustar has complete control over the Company’s business and affairs.

3. The Organizer, who merely acted as organizer of the Company, hereby designates Caraustar as he initial member of the Company and confirms that he has no interest in or with respect to the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CARAUSTAR INDUSTRIES, INC.

By:	/s/ H. Lee Thrash, III	(SEAL)
H. Lee Thrash, III, Vice President

AUSTELL HOLDING COMPANY, LLC

By:	Caraustar Industries, Inc., sole member

By:	/s/ H. Lee Thrash, III	(SEAL)
H. Lee Thrash, III, Vice President

/s/ Patrick S. Bryant		(SEAL)
Patrick S. Bryant, Organizer

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